                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                RIDGEVIEW, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                 Ridgeview, Inc.
                             2101 North Main Avenue
                          Newton, North Carolina 28658



                                                                  April 17, 1998


TO OUR SHAREHOLDERS:

         You are cordially invited to attend the Annual Meeting of Shareholders of Ridgeview, Inc. to be held at 10:00 a.m. on Tuesday, May 26, 1998 at the Newton-Conover Civic and Performance Place, 60 West Sixth Street, Newton, North Carolina. The Board of Directors looks forward to personally greeting those who are able to attend.

         The Notice of Annual Meeting of Shareholders and Proxy Statement, which describe the formal business to be conducted at the meeting, follow this letter. It is important that your shares be represented at the meeting, whether or not you plan to attend. Accordingly, please take a moment now to sign, date and mail the enclosed proxy in the envelope provided.

         Following completion of the formal portion of the Annual Meeting, management will comment on the Company's affairs. A question and answer period will follow. We look forward to seeing you at the Annual Meeting.

                                     Sincerely,



                                     Albert C. Gaither
                                     Chairman



                                     Hugh R. Gaither
                                     President and Chief Executive Officer

                                Ridgeview, Inc.
                             2101 North Main Avenue
                          Newton, North Carolina 28658


                           NOTICE OF ANNUAL MEETING OF
                      SHAREHOLDERS TO BE HELD MAY 26, 1998


TO THE SHAREHOLDERS OF RIDGEVIEW, INC.:

         The Annual Meeting of Shareholders of Ridgeview, Inc. (the "Company") will be held at the Newton-Conover Civic and Performance Place, 60 West Sixth Street, Newton, North Carolina on Tuesday, May 26, 1998 at 10:00 a.m., Eastern Standard Time, for the following purposes:

                  1. To elect nine directors for a one-year term and, in each case, until their successors are elected and qualified;

                  2. To ratify the appointment of BDO Seidman, LLP as the Company's independent accountants for the year ending December 31, 1998; and

                  3. To transact such other business as may properly come before the meeting or any reconvened session thereof.

         The Board of Directors has fixed the close of business on Tuesday, April 10, 1998, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting and at any reconvened session thereof.

         Your proxy is important to ensure a quorum at the meeting. Even if you hold only a few shares, and whether or not you expect to be present, you are requested to date, sign and mail the enclosed proxy in the postage-paid envelope that has been provided. The proxy may be revoked by you at any time, and the giving of your proxy will not affect your right to vote in person if you attend the meeting.

         This notice is given pursuant to direction of the Board of Directors.




                                              J. Michael Gaither
                                              Secretary


April 17, 1998

                                Ridgeview, Inc.
                             2101 North Main Avenue
                          Newton, North Carolina 28658


                                 PROXY STATEMENT


         The accompanying proxy is solicited by the Board of Directors of Ridgeview, Inc. (the "Company"), for use at the Annual Meeting of Shareholders to be held at 10:00 a.m. on Tuesday, May 26, 1998, at the Newton-Conover Civic and Performance Place, 60 West Sixth Street, Newton, North Carolina and at any reconvened session thereof. When such proxy is properly executed and returned, the shares of the Company's common stock (the "Common Stock") it represents will be voted at the meeting. If a choice has been specified by the shareholder as to any matter referred to on the proxy, the shares will be voted accordingly. If no choice is indicated on the proxy, the shares will be voted in favor of election of the nine nominees named herein and in favor of the other proposal. A shareholder giving a proxy has the power to revoke it at any time before it is voted. Presence at the meeting by a shareholder who has signed a proxy does not alone revoke that proxy; the proxy may be revoked by a later dated proxy or by notice to the Secretary at the meeting. At the meeting, votes will be counted by written ballot.

         At the Annual Meeting shareholders will be asked to:

                  1. Elect nine directors for a one-year term and, in each case, until their successors are elected and qualified;

                  2. Ratify the appointment of BDO Seidman, LLP as the Company's independent accountants for the year ending December 31, 1998; and

                  3. Transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

         The representation in person or by proxy of a majority of the votes entitled to be cast will be necessary to provide a quorum at the Annual Meeting. Provided a quorum is present, directors will be elected by a plurality of the votes cast. With respect to the election of directors, votes may be cast in favor of nominees or withheld. Withheld votes and shares not voted will not be treated as votes cast and, therefore, will have no effect on the proposal to elect directors. Ratification of the appointment of the Company's independent accountants and the approval of any other business which properly comes before the Annual Meeting will require the affirmative vote of the holders of a majority of the shares of Common Stock voted. Abstentions and shares not voted will not be treated as votes cast and, therefore, will have no effect on the vote for any such proposal.

         Only shareholders of record as of the close of business on April 10, 1998, will be entitled to vote at the Annual Meeting. The approximate date on which this proxy statement and form of proxy were first sent or given to shareholders is April 17, 1998. The cost of preparing, printing and mailing this proxy statement to shareholders will be borne by the Company. In addition to the use of mail, employees of the Company may solicit proxies personally and by telephone without compensation by the Company other than their regular salaries. The Company may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy materials to their principals and to request authority for the execution of proxies.

                          OUTSTANDING VOTING SECURITIES

         The Board of Directors has set the close of business on April 10, 1998 as the record date for determination of shareholders of the Company entitled to notice of and to vote at the Annual Meeting. As of the record date, the Company had 3,000,000 shares of Common Stock issued and outstanding. Each issued and outstanding share of Common Stock is entitled to one vote per share with respect to all matters to be acted upon at the Annual Meeting.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

         The following table sets forth certain information with respect to the beneficial ownership of the Common Stock as of the record date by: (i) each person known to the Company to beneficially own more than five percent of the Common Stock; (ii) each director; (iii) each executive officer named on the Summary Compensation Table appearing elsewhere in this Proxy Statement; and (iv) all executive officers and directors as a group.

                                             Number of
                                              Shares
                                           Beneficially         Percentage of
      Name (1)                               Owned (1)         Common Stock (1)
      -------------------------------------------------------------------------

      Robert E. Cline (2)                     217,759                 7.3%
      J. Robert Gaither, Jr. (3)              188,268                 6.3
      Grace W. Gaither (3)                    188,268                 6.3
      James C. Gaither (4)                    184,097                 6.1
      Rachel C. Gaither (4)                   184,097                 6.1
      Albert C. Gaither (5)                   172,347                 5.7
      Ann Heafner Gaither (5)                 172,347                 5.7
      Hugh R. Gaither (6)                      68,566                 2.3
      Claude S. Abernethy, Jr. (7)             44,724                 1.5
      William D. Durrant (8)                   49,488                 1.6
      Susan Gaither Jones (9)                  36,482                 1.2
      Walter L. Bost, Jr. (10)                 40,351                 1.3
      J. Michael Gaither                       24,666                  *
      Barry F. Tartarkin (11)                   8,151                  *
      George Watts Carr, III (12)               1,334                  *
      Charles M. Snipes (13)                    1,334                  *
      Joseph D. Hicks (14)                        334                  *
      All directors and executive
        officers as a group (13 persons)      501,228                16.6%

-----------------

(1) Beneficial ownership is based upon information available to the Company or furnished by the respective shareholders, directors and executive officers. Except as otherwise indicated, the address of the shareholder is c/o Ridgeview, Inc., 2101 North Main Avenue, Newton, NC 28658. An "*" indicates less than one percent.

(2)      Robert E. Cline's address is P.O. Box 2343, Hickory, NC 28603.

(3) Of the 188,268 shares of Common Stock beneficially owned by J. Robert Gaither, Jr. and his wife, Grace W. Gaither, 88,611 owned of record by Mr. Gaither and 99,657 are owned by record by Mrs. Gaither.

(4) The address for these shareholders is Route 2, Box 199, Conover, NC 28613. Of the 184,097 shares of Common Stock beneficially owned by James C. Gaither and his wife, Rachel C. Gaither, 153,577 are owned of record by Mr. Gaither and 30,520 are owned of record by Mrs. Gaither.

(5) Of the 172,347 shares of Common Stock beneficially owned by Albert C. Gaither and his wife, Ann Heafner Gaither, 137,311 are owned of record by Mr. Gaither, 31,036 shares are owned of record by Mrs. Gaither and 4,000 are subject to a presently exercisable option held by Mr. Gaither.

(6)      Includes 5,000 shares subject to a presently exercisable option.

(7) The address of this shareholder is 110 South College Avenue, Newton, NC 28658. Of the 44,724 shares of Common Stock beneficially owned by Mr. Abernethy, 2,576 are owned of record by his wife, Raenelle Abernethy, 22,536 are owned by certain persons with whom Mr. Abernethy shares voting or dispositive power and 334 are subject to a presently exercisable option held by Mr. Abernethy.

(8)      Includes 4,000 shares subject to a presently exercisable option.

(9)      Includes 750 shares subject to a presently exercisable option.

(10)     Includes 3,000 shares subject to a presently exercisable option.

(11)     Includes 3,000 shares subject to a presently exercisable option.

(12) The address of this shareholder is 3101 North Elm Street, Greensboro, NC 27408. Of the 1,334 shares of Common Stock beneficially owned by this shareholder, 334 are subject to a presently exercisable option.

(13) The address of this shareholder is 23 N. Main Street, Granite Falls, NC 28630. Of the 1,334 shares of Common Stock beneficially owned by this shareholder, 334 are subject to a presently exercisable option.

(14) The address of this shareholder is 489 Siecor Park, Hickory, NC 28601. All shares beneficially owned are subject to a presently exercisable option.


                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

         The Board of Directors consists of nine directors. Directors are elected annually and serve until the next annual meeting of shareholders and their successors are elected and qualified. Nine directors are to be elected at this Annual Meeting. Each of the nominees is a current member of the Board of Directors.

         The following table provides certain information with respect to the Company's nominees for directors. The Board of Directors recommends that you vote "for" all of the nominees listed below.


             Name                           Age    Position
             ----                           ---    --------

             Albert C. Gaither               66    Chairman and Director
             Hugh R. Gaither                 47    President, Chief Executive Officer and Director
             William D. Durrant              60    Executive Vice President and Director
             J. Michael Gaither              45    Secretary and Director
             Susan Gaither Jones             39    Director
             Claude S. Abernethy, Jr.        70    Director
             George Watts Carr, III          55    Director
             Joseph D. Hicks                 55    Director
             Charles M. Snipes               64    Director


         Albert C. Gaither has been a director since 1958 and Chairman of the Company since January 1992. From January 1980 through December 1991 he served as the Company's President, and from January 1992 until September 1995 was the Company's Chief Executive Officer. Mr. Gaither received an undergraduate degree from Davidson College in 1956 and has been employed by the Company since 1956. Mr. Gaither serves as a director of High Street Banking Company, a North Carolina commercial bank. Mr. Gaither is Susan Gaither Jones' father and a cousin of Hugh R. Gaither and J. Michael Gaither.

         Hugh R. Gaither has been a director since 1977 and President of the Company since January 1992. Since September 1995, he also has served as the Company's Chief Executive Officer. Mr. Gaither served as Vice President of the Company from January 1980 to January 1992. He joined the Company in 1975 after receiving an undergraduate degree from Davidson College and a masters of business administration degree from the University of North Carolina at Chapel Hill. During 1994 and 1995, Mr. Gaither served as Chairman of the National Association of Hosiery Manufacturers and he presently serves as a director of Bank of Granite Corporation. Mr. Gaither is J. Michael Gaither's brother and a cousin of Albert C. Gaither and Susan Gaither Jones.

         William D. Durrant who was elected to his current position in January 1998, has been employed by the Company since 1976 and has been a director since 1979. From October 1995 until December, 1997, Mr. Durrant served as Executive Vice President (Sales and Marketing). From January 1992 until September 1995, Mr. Durrant served as Senior Vice President (Sales and Marketing) for the Company's sports sock division. From July 1976 until December 1992, he served as Vice President (Sales) for the sports sock division.

         J. Michael Gaither is Senior Vice President and General Counsel of J.H. Heafner Company, Inc., a privately owned firm located in Lincolnton, North Carolina engaged in wholesale and retail distribution of motor vehicle tires. Mr. Gaither, who has been a director since 1980, received an undergraduate degree from Duke University in 1974 and a juris doctorate degree from the University of North Carolina School of Law in 1977. Mr. Gaither is Hugh R. Gaither's brother and a cousin of Albert C. Gaither and Susan Gaither Jones.

         Susan Gaither Jones served as a Vice President of the Company from January 1992 to December 1997 and was engaged principally in sales, marketing and customer service activities related to the Company's women's hosiery division. From 1984 until becoming a Vice President in 1992, Ms. Jones was employed by the Company in various capacities and has been a director since 1991. She received an undergraduate degree from Appalachian State University in 1982. Ms. Jones is Albert C. Gaither's daughter and a cousin of Hugh R. Gaither and J. Michael Gaither.

         Claude S. Abernethy, Jr. has been a Senior Vice President of Interstate/Johnson Lane Corporation, a New York Stock Exchange member firm, since 1963. Mr. Abernethy received an undergraduate degree from Davidson College and a masters of business administration degree from Harvard University. From 1969 to 1997, he served as a director of Interstate/Johnson Lane, Inc., the parent of Interstate/Johnson Lane Corporation, a registered broker-dealer firm. Currently, Mr. Abernethy serves as a director of Air Transportation Holding Company, an air freight company, and Wellco Enterprises, Inc., a military boot manufacturer.

         George Watts Carr, III is the President of Cone Denim North America, a division of Cone Mills Corporation, a position he assumed effective in October 1996. From 1993 to October 1996, he was employed by the North Carolina Department of Commerce, first as Director of Business and Industry Development and most recently as President of the North Carolina Partnership for Economic Development. From 1991 to 1992, Mr. Carr was employed by Unifi, Inc., one of the Company's principal suppliers of yarn, as Senior Vice President (Marketing) of the hosiery division. From 1970 to

1991, he was employed by Macfield, Inc., a yarn manufacturer, where he held various management positions in customer service, manufacturing and marketing and served as President of the hosiery division from 1981 to 1991 and as a director and partner.

         Joseph D. Hicks is the President and Chief Executive Officer and a director of Siecor Corporation, a privately-held fiber optic cable manufacturing company. Mr. Hicks, who has worked at Siecor Corporation since 1979, received an undergraduate engineering degree from the University of Kentucky in 1966 and a masters of business administration degree from the University of Maryland in 1970. Prior to his employment by Siecor Corporation, Mr. Hicks held various positions with Motorola, Inc.

         Charles M. Snipes is the President and a member of the Board of Directors of Bank of Granite Corporation, a bank holding company, and has been President and Chief Executive Officer since 1994 and a director since 1982 of its principal subsidiary, Bank of Granite. He serves as a director of Vanguard Furniture, Inc. and Ingold Company, Inc., each of which are privately-held companies. Mr. Snipes received an undergraduate degree from Lenoir-Rhyne College in 1958.

Terms of Directors and Officers

         All directors hold office until the next annual meeting of shareholders and their successors have been duly elected and qualified. The Company's executive officers are appointed by and serve at the discretion of the Board of Directors.

Compensation Committee Interlocks and Insider Participation

         The Board of Directors has established a Compensation Committee to make recommendations concerning salaries and incentive compensation for executive officers and other employees of the Company and administer the Company's stock-based compensation plans. Messrs. Abernethy, Carr and Hicks presently serve as the members of the Compensation Committee. None of the directors who serve as members of the Compensation Committee are current or former executive officers of the Company.

Compensation of Directors

         The Company pays its directors who are not compensated as officers or employees of the Company an annual retainer fee of $5,000 and a fee of $500 for each meeting of the Board of Directors or any committee thereof attended (other than any such committee meeting held in conjunction with a meeting of the full board). The Company also reimburses each director for out-of-pocket expenses incurred in attending meetings of the Board of Directors and any of its committees.

         Each outside director who qualifies as an "independent director" under Schedule D of the Bylaws of the National Association of Securities Dealers, Inc. ("eligible directors") is eligible to participate in the Company's 1996 Stock Option Plan for Outside Directors (the "Directors Plan"). Under the Directors Plan, each new eligible director is granted an option to purchase 500 shares of Common Stock at the fair market value on the date of his or her initial election to the Board of Directors. On each anniversary of an eligible director's election to the Board of Directors, he or she is automatically granted an option to purchase 500 shares of Common Stock at the then fair market value. Options granted under the Directors Plan are nonqualified stock options, vest in three equal installments on each anniversary of the option grant and expire 10 years from the date of grant.

Compensation of Executive Officers

         The following table summarizes all compensation paid to the Company's five most highly compensated executive officers (the "Named Executive Officers").

                           Summary Compensation Table

                                                                                  Long-Term
                                                      Annual Compensation       Compensation
                                                                                 Securities
                                                                                 Underlying          All Other
Name and Principal Position               Year      Salary ($)      Bonus ($)      Options #       Compensation(*)
----------------------------------       ------     ----------      ---------   --------------     ---------------

                                          1997        204,000       18,300          5,000             3,591
Hugh R. Gaither                           1996        204,000       54,112           ---              6,726
  President and Chief Executive           1995        180,000       18,912           ---              7,882
  Officer

                                          1997        130,000       12,874          4,000            14,847
Albert C. Gaither                         1996        130,000       35,773           ---             13,698
  Chairman                                1995        168,000       18,573           ---             14,011

                                          1997        180,000       16,818          4,000             9,844
William D. Durrant                        1996        180,000       48,572           ---             11,163
  Executive Vice President                1995        166,000       18,899           ---             10,216


Walter L. Bost, Jr.                       1997        132,000        9,508          3,000             2,928
  Executive Vice President and Chief      1996        132,000       32,465           ---              2,575
  Financial Officer                       1995        108,000        7,740           ---              2,104


Barry F. Tartarkin                        1997        143,250        7,587          3,000             3,185
  Executive Vice President - Sales        1996        120,000        7,652           ---              2,579
  and Marketing                           1995         97,800       26,228           ---              1,858



----------

* All other compensation paid in 1997 consists of the following: (i) the amount for Albert C. Gaither includes $2,485 which represents the present value of the imputed interest for premiums paid by the Company under a split-dollar life insurance arrangement; (ii) the amounts for Hugh R. Gaither, Albert C. Gaither and Messrs. Durrant, Bost and Tartarkin include $2,091, $10,275, $7,469, $813 and $907, respectively, representing the dollar value of term life insurance premiums paid by the Company during 1997; and (iii) the amounts for Hugh R. Gaither, Albert C. Gaither and Messrs. Durrant, Bost and Tartarkin also include contributions made by the Company to the Company's 401(k) Plan in the amounts of $1,500, $2,087, $2,375, $2,115, and $2,278, respectively.

                      REPORT OF THE COMPENSATION COMMITTEE
                            ON EXECUTIVE COMPENSATION


General

         The compensation of the Company's executive officers is determined by the compensation committee of the Board of Directors (the "Committee"). The members of the Committee are the three directors whose names are set forth at the end of this report, none of whom is an employee or officer of the Company. The objective of the Company's executive compensation program is to attract, motivate, reward and retain qualified executives. The program is designed to establish competitive compensation levels and to focus and direct the efforts of key executives toward achieving specific profitability goals. In 1997, the program consisted of four principal components: base salary, incentive cash bonuses, longevity cash bonuses and long-term incentive compensation, generally paid in the form of stock options.

Base Salary

         Each of the Company's executive officers receives a base salary that is typically adjusted annually to reflect changes in market conditions, the Company's performance and individual responsibilities. To assess market conditions, the Committee reviews an annual survey of compensation information for companies of comparable size and industry type, but does not use a specific formula to relate the executive officers' base salary and incentive cash bonuses to the data reported in the survey. Although there is no overlap between the companies included in this survey and the companies included in the industry index used in the Performance Graph on page 9 of this Proxy Statement, the Committee believes that the survey accurately reflects the market in which the Company competes for experienced executives. The base salary of an executive officer (other than the Chief Executive Officer) is determined on the basis of a subjective review of his or her performance by the Chief Executive Officer and the attainment of business and financial objectives, with no specified weight being given to any of these factors. In 1997, the base salaries of executive officers (except the Chief Executive Officer) ranged from 47% to 88% of the Chief Executive Officer's base salary. No changes were made in the base salaries for the Company's executive officers for 1997. The base salary of Mr. Tartarkin was increased, however, from $120,000 to $143,250 to reflect the significant increase in responsibilities arising from his promotion during the year to Executive Vice President -- Sales and Marketing.

Incentive Cash Bonus Awards

         To reward superior performance and contributions made by key executives, the Company awards incentive cash bonuses annually based on overall Company financial performance. The target bonus under this program for 1997 was 50% of an executive's annual base salary. Potential bonuses ranging from 25% to 150% of the applicable target bonus were payable on a sliding scale based upon the achievement by the Company of specific profitability goals. For 1997, the Company paid no incentive cash bonuses to executive officers because it did not meet the specified financial performance goals.

Longevity Cash Bonus Awards

         The Company pays longevity cash bonus awards annually to all full-time employees, including executive officers, pursuant to a specific formula based upon the number of years the employee has been with the Company. This program has been a component of the Company's compensation program for over 25 years. In 1997, the Company paid longevity bonuses totaling $326,043, including $65,087 in longevity bonuses paid to executive officers.

Omnibus Stock Plan

         Pursuant to the Company's Omnibus Stock Plan (the "Omnibus Plan"), the Committee may award executive officers and key employees incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, performance awards or other stock-based awards. In March 1997, the Committee granted incentive stock options to substantially all of the Company's salaried employees. The Committee made these grants upon the recommendation of the Chief Executive Officer based on his subjective evaluation of each individual's performance during the year ended December 31, 1996, including a recommendation respecting options to be granted to himself. The Committee granted options to purchase a total of 53,200 shares of Common Stock, including options to purchase 25,000 shares awarded to executive officers. These options have an exercise price of $7.50 (fair market value on the date of grant), are immediately exercisable and have a 10-year term. In March 1997, the Chief Executive Officer submitted his recommendations for grants to be made in early 1998 with respect to performance for the year ended December 31, 1997. The Committee approved these grants, subject to the Company's attainment of specified profitability goals. These grants were not made because the goals specified for 1997 were not met.

Compensation of the Chief Executive Officer

         The Committee determines the base salary of the Chief Executive Officer based upon a subjective review of his performance and the attainment of business and financial goals by the Company, with no specific weight being given to any of these factors. As discussed above, the Committee reviews an annual survey of compensation information for companies of comparable size and industry type, but does not use a specific formula to relate the executive officers' base salary and incentive cash bonus to the data reported in the survey. No change in the Chief Executive Officer's base salary was made for 1997. The Committee reached its decision not to award an incentive cash bonus to the Chief Executive Officer for 1997 in the same manner as described above for other executive officers. The only bonus paid to the Chief Executive Officer for 1997 was a longevity cash bonus, which is determined pursuant to the same formula used for all employees. The option grant made to the Chief Executive Officer in March 1997 was made pursuant to the Omnibus Plan in the same manner as described above for other executive officers.

Deductibility of Certain Executive Compensation

         Under federal tax law, certain non-performance based executive compensation which is in excess of $1.0 million is not deductible by the Company. During 1997, no executive officer of the Company received compensation in excess of this limit, and, at this time, the Committee does not expect that any executive officer of the Company will receive compensation in excess of this limit during 1998. Accordingly, no formal policy with respect to the tax deductibility of executive compensation has been adopted by the Committee.

                             Compensation Committee
                            Claude S. Abernethy, Jr.
                             George Watts Carr, III
                                 Joseph D. Hicks

Performance Graph

         The performance graph below shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

         The following is a comparative performance graph which compares the percentage change of cumulative total shareholder return on the Common Stock with (a) the total return index of The Nasdaq Stock Market (US Companies) (the "Broad Index") and (b) the total return index for a peer group of companies selected by management (the "Peer Group Index"). The peer group is comprised of the following six companies, all of which are textile manufacturing companies:
Fruit of the Loom, Inc., Hampshire Group, Ltd., Russell Corporation, Starter Corporation, Tultex Corporation and VF Corporation. The graph assumes the investment of $100 in the Common Stock, the Broad Index and the Peer Group Index on November 1, 1996, the first date on which the Common Stock began trading, and the reinvestment of any dividends paid. No cash dividends have been declared on the Common Stock. Shareholder returns over the indicated period should not be considered indicative of future shareholder returns.


                                    [graph]


                                     Legend

Index                                     11/1/96      12/31/96       6/30/97      12/31/97
-----------------------------------       -------      --------       -------      --------

Ridgeview, Inc.                              100.0          92.2          95.3          78.1
Nasdaq Stock Market (US Companies)           100.0         106.1         118.7         130.2
Peer Group Index                             100.0         103.6         111.2         111.4

Notes:

A. The lines represent monthly index levels derived from compounded daily returns that include all dividends.

B. The indices are have been reweighted daily, using the market capitalization on the previous trading day.

C. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding day is used.

D.       The index level for all series was set to $100.0 November 1, 1996.

Salary Continuation Agreements

         The Company has entered into salary continuation agreements with each of the Named Executive Officers and Susan Gaither Jones, a director who is a former executive officer of the Company. For Ms. Jones and each Named Executive Officer other than Albert C. Gaither, the agreements provide that upon retirement, death or disability, the officer or his or her designated beneficiary, as applicable, will receive for a period of 15 years monthly payments equal to 60% of the highest monthly base salary paid to the officer during the term of his or her employment. The annual benefit that currently would be payable under these agreements to Hugh R. Gaither, Messrs. Durrant, Bost and Tartarkin or their beneficiaries would be $122,400, $108,000, $79,200 and $85,950, respectively. The retirement benefits payable to each of the Named Executive Officers, other than Albert C. Gaither whose retirement benefit is fully vested, will be 25% vested when the officer reaches age 50, 50% at age 55 and 100% at age 60. The salary continuation agreement entered into with Albert
C. Gaither provides for monthly payments of $3,000 for a period of 15 years commencing upon Mr. Gaither's retirement or death. The Company's obligations under all salary continuation agreements are unsecured and are not required to be funded. The Company has elected to partially fund its obligations under these agreements through the purchase of life insurance policies that are expected to provide a return to the Company that will approximately offset its liability. The compensation expense associated with these agreements is recognized over the term of the officers' employment.

Supplemental Retirement Benefit

         In December 1992, J. Robert Gaither, Jr., the Company's former Chairman, retired after more than 45 years of employment with the Company. Until August 15, 1996, when he submitted his resignation, he continued to serve as a director of the Company. From the date of his retirement in 1992 until December 31, 1995, the Company continued to pay Mr. Gaither approximately $105,000 annually. During such three-year period, the Company also paid him $36,000 annually under a salary continuation agreement entered into while he was still employed as an executive officer of the Company. In December 1995, the Company and Mr. Gaither entered into an amendment to his salary continuation agreement pursuant to which the Company agreed to pay him, in addition to the $36,000 the Company is obligated to pay him annually through 2007, a supplemental retirement benefit of $84,000 annually for seven years. In the event of his death before the end of the seven-year period, the Company's obligation will continue until the end of such period and the payments will be made to his designated beneficiary.

                                   PROPOSAL 2

             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

         The Board of Directors has selected BDO Seidman, LLP as the independent accountants to audit the financial statements of the Company for the year ending December 31, 1998. A representative of BDO Seidman, LLP is expected to be present at the annual meeting, will have an opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions. The Board of Directors unanimously recommends a vote "for" the proposal to ratify the appointment of BDO Seidman, LLP as the company's independent accountants for the year ending December 31, 1998.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Exchange Act requires the Company's officers and directors and persons who own more than ten percent of the Common Stock to file initial reports of ownership and reports of changes in their ownership of the Common Stock with the Commission. Officers, directors and greater than ten percent shareholders are required by Commission regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on its review of the copies of such reports received by the Company, all Section 16(a) filing requirements applicable to the Company's officers, directors and greater than ten percent shareholders were complied with during the year ended December 31, 1997 except Hugh R. Gaither and J. Michael Gaither each failed to file on a timely basis one report covering a single transaction.

                      SHAREHOLDER PROPOSALS TO BE PRESENTED
                             AT NEXT ANNUAL MEETING

         A shareholder intending to present a proposal at the 1999 Annual Meeting of Shareholders must deliver the proposal in writing to the attention of the Company's Secretary at the Company's principal offices at 2101 North Main Avenue, Newton, North Carolina 28658 no later than January 27, 1999. It is suggested that proposals be submitted by certified mail-return receipt requested.

                          TRANSACTION OF OTHER BUSINESS

         As of the date of this Proxy Statement, the only business which the Board of Directors intends to present or knows that others will present at the meeting is as set forth above. If any other matter or matters are properly brought before the meeting, or any adjournment or postponement thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.


                                   By Order of the Board of Directors



                                   J. Michael Gaither
                                   Secretary

April 17, 1998

                                RIDGEVIEW, INC.

                          PROXY SOLICITED ON BEHALF OF
                   THE BOARD OF DIRECTORS OF RIDGEVIEW, INC.

    The undersigned hereby appoints Albert C. Gaither, Hugh R. Gaither and Walter L. Bost, Jr., and each of them, proxies, with power of substitution, to represent the undersigned at the Annual Meeting of Shareholders of Ridgeview, Inc. (the "Company"), to be held at 10:00 a.m., on Tuesday, May 26, 1998, at the Newton-Conover Civic and Performance Place, 60 West Sixth Street, Newton, North Carolina, and at any adjournments thereof, to vote the number of shares which the undersigned would be entitled to vote if present in person in such manner as such proxies may determine, and to vote on the following proposals as specified below by the undersigned.

(1) Election of Directors:

    [ ] VOTE FOR all nominees listed below               [ ] WITHHOLD AUTHORITY to vote for all
      (except as marked to the contrary below)             nominees listed below

  Albert C. Gaither  Hugh R. Gaither  William D. Durrant  Susan Gaither Jones
                               J. Michael Gaither
       Claude S. Abernethy, Jr.  George Watts Carr, III  Joseph D. Hicks
                               Charles M. Snipes

        (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW)

--------------------------------------------------------------------------------

(2) To ratify the appointment of BDO Seidman, LLP as the Company's independent accountants for the year ending December 31, 1998.

             [ ] FOR             [ ] AGAINST             [ ] ABSTAIN

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. IN THE ABSENCE OF SPECIFIED DIRECTIONS, THIS PROXY WILL BE VOTED IN FAVOR OF THE ELECTION OF ALL NOMINEES NAMED IN THIS PROXY AND IN FAVOR OF THE OTHER PROPOSAL LISTED IN THIS PROXY. The proxies are also authorized to vote in their discretion upon such other matters as may properly come before the meeting or any adjournment thereof.

If signing as attorney, administrator, executor, guardian, trustee or as a custodian for a minor, please add your title as such. If a corporation, please sign in full corporate name and indicate the signer's office. If a partner, please sign in the partnership's name.

                                              X

                                              ----------------------------------

                                              X

                                              ----------------------------------

                                              Dated:                      , 1998
                                                    ----------------------